Exhibit 22
SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES
(As of June 30, 2024)

Entity	Co-Issuers	Guarantors
Cedar Fair, L.P.	X
Magnum Management Corporation	X
Canada's Wonderland Company	X
Millennium Operations LLC	X
California's Great America LLC		X
Carowinds LLC		X
Cedar Fair Southwest Inc.		X
Cedar Point Park LLC		X
Dorney Park LLC		X
Galveston Waterpark, LLC		X
Geauga Lake LLC		X
Kings Dominion LLC		X
Kings Island Company		X
Kings Island Park LLC		X
Knott's Berry Farm LLC		X
Michigan's Adventure, Inc.		X
Michigan's Adventure Park LLC		X
New Braunfels Waterpark, LLC		X
Sawmill Creek LLC		X
Valleyfair LLC		X
Wonderland Company Inc.		X
Worlds of Fun LLC		X